January 21, 2003	Registration No. 333-29885
Prospectus Supplement No. 11	Filed Pursuant to Rule 424(b)(3)
to Re-Offer Prospectus dated June 24, 1997	and Rule 424(c)

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PROSPECTUS SUPPLEMENT NO. 11
to
RE-OFFER PROSPECTUS DATED JUNE 24, 1997

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HUNGARIAN TELEPHONE AND CABLE CORP.

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             The following information updates the “Selling Stockholders” section, in its entirety, of the re-offer prospectus dated June 24, 1997 as supplemented (the “Prospectus”) covering reoffers and resales by affiliates of Hungarian Telephone and Cable Corp. and others of common stock, par value $0.001 per share, which were acquired, or may be acquired, under Hungarian Telephone and Cable Corp.‘s 2002 Incentive Stock Option Plan, Non-Employee Director Stock Option Plan, or certain employment agreements between Hungarian Telephone and Cable Corp. and certain persons. The Prospectus was filed with the Securities and Exchange Commission as part of Registration Statement No. 333-29885.

             The “Selling Stockholders” section is updated and restated in its entirety as follows:

SELLING STOCKHOLDERS

             The Shares that may be offered for sale from time to time by the Selling Stockholders consist of Shares that were acquired or may be acquired by such Selling Stockholders pursuant to either the Incentive Plan or the Director Plan or certain of some of their individual employment agreements.

             The following table sets forth the name of each Selling Stockholder, the nature of his position with the Company, the number of Shares of Common Stock owned by each Selling Stockholder prior to the offering, and the number of Shares and (if one percent or more) the percentage of the class to be owned by such Selling Stockholder after the offering.

Name and Title	Shares Owned Prior to Offering	Shares Offered Hereby	Shares Owned After Offering	Percent
Francis J. Busacca, Jr	41,990	39,990	2,000	*
former Chief Financial Officer

Frank R. Cohen	81,750	56,750	25,000	*
former Director, Chief
Financial Officer and
Treasurer

Soren Eriksen
Former Director	2,271	2,271	0	*

(continued)

Name and Title	Shares Owned Prior to Offering	Shares Offered Hereby	Shares Owned After Offering	Percent
Daryl A. Ferguson	20,413	15,000	5,413	*
Director

Thomas Gelting	6,284	6,284	0	*
Director

Ole Finderup	5,000	5,000	0	*
Former Manager

Robert Genova	303,247	247,247	56,000	*
former Director, President
and Chief Executive Officer

Torben V. Holm	15,000	15,000	0	*
Director

William McGann	57,200	56,000	1,200	*
Controller

James G. Morrison	52,500	52,500	0	*
former Director, President
and Chief Executive Officer

Andrew E. Nicholson	14,400	14,400	0	*
former Senior Vice President

Peter T. Noone	87,600	87,500	100	*
General Counsel

John B. Ryan	36,000	35,000	1,000	*
Director

William E. Starkey	35,000	35,000	0	*
Director

Leonard Tow	15,000	15,000	0	*
Director

	773,655	682,942	90,713

______________________
* Represents as to each Selling Stockholder less than 1% of the shares of Common Stock outstanding.

Note: 50,600 of such shares previously offered were subsequently sold. The remaining 412,955 Shares offered in this Re-Offer Prospectus may be re-offered from time to time by certain of the officers and directors listed above or by other officers and/or directors. This Re-Offer Prospectus will be supplemented by amendment from time to time as their names and the amounts of Shares to be re-offered become known.

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The date of this Re-Offer Prospectus Supplement No. 11 is January 21, 2003.